[LETTERHEAD OF PENN WEST]

June 16, 2008

VIA EDGAR

Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549-7010 USA

Re:          Penn West Energy Trust.
Form 40-F for the Fiscal Year ended December 31, 2007 (filed March 28, 2008)
File No. 001-32895

In connection with the above-referenced Annual Report on Form 40-F filed by Penn West Energy Trust (the “Trust”), the Trust hereby acknowledges that:

•                  the Company is responsible for the adequacy and accuracy of the disclosures in the filing;

•                  staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•                  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

PENN WEST ENERGY TRUST
By: Penn West Petroleum Ltd., its administrator

By		/s/ Todd Takeyasu
	Name:	Todd Takeyasu
	Title:	Executive VP and CFO